UNITED STATES BANKRUPTCY COURT
                            WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION


          IN RE:
          CHAPTER 11 CASE NO. 94-52172C
          INTELOGIC TRACE, INC.,
                  DEBTOR.



                    CHAPTER 11 PLAN OF INTELOGIC TRACE, INC.



                                                August 5, 1994
                                                San Antonio, Texas


          COX & SMITH INCORPORATED

          Deborah D. Williamson
          112 East Pecan Street, Suite 1800
          San Antonio, Texas  78205
          (210) 554-5500

          ATTORNEYS FOR DEBTOR

                    CHAPTER 11 PLAN OF INTELOGIC TRACE, INC.

              Intelogic Trace, Inc. (the "Debtor"), proposes the following plan of reorganization.


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION


                1.1 "Administrative Claim" shall mean a Claim or portion of a Claim that is a cost or expense of administration of the Chapter 11 Case allowed under section 503(b) or 507(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the estate of the Debtor,
          (b) any actual and necessary costs and expenses of operating the business of the Debtor, (c) any indebtedness or obligations incurred or assumed by the Debtor in connection with the conduct of its business or for the acquisition or lease of property or the rendition of services, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 of the Bankruptcy Code, whether arising before or after the Effective Date, (e) any fees or charges assessed against the estate of the Debtor under section 1930, chapter 123, title 28, United States Code, and (f) the Fidelity and First Boston Expenses.

                1.2 "Allowed," when used with respect to a Claim, shall mean (a) a claim against the Debtor, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of Claim, as to which no Objection has been interposed; or (b) if no proof of Claim was filed, a Claim that has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent, as to which no Objection has been interposed; or (c) a Claim as to which any Objection has been interposed, to the extent the Objection has been upheld by Final Order of the Bankruptcy Court.

               1.3 "Assumed Contracts" shall mean all contacts of the Debtor in the following categories:

                    (i) Service Agreements with end users, major equipment manufacturers, and value added resellers;

                    (ii) Authorized Service Provider Agreements with manufacturers;


                    (iii)     Maintenance Spare Parts Agreements;

                    (iv) Subcontracting Arrangements with manufacturers;

                    (v)  Solicitation   and   Commission  Agreements   with
                    independent    sales   organizations,    dealers,   and
                    distributors; and

                    (vi) "Service Orders", which includes master maintenance agreements and maintenance reseller agreements, but only for the labor portion of such arrangements.

                1.4 "Avoidance Action" shall mean a cause of action assertable by the Debtor or its successors pursuant to sections 542, 543, 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code.

                1.5 "Bankruptcy Code" shall mean title I of the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code, as applicable to the Chapter 11 Case and as in effect as of the date hereof or as hereafter amended.


                1.6 "Bankruptcy Court" shall mean the Bankruptcy Court unit of the United States District Court for the Western District of Texas, San Antonio Division, or such other court having jurisdiction over all or any part of the Chapter 11 Case.


                1.7 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. Sec. 2075 and, to the extent not inconsistent therewith, the local rules of the Bankruptcy Court, as amended from time to time.


                1.8 "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of New York, State of New York, are required or authorized to close.


                1.9 "Cash" shall mean and include U.S. currency on hand, U.S. currency on deposit in any bank account, and cash equivalents including, but not limited, to any check or other similar negotiable instrument denominated in U.S. currency, shares in any money market or similar fund that are actively traded on any established securities market located within the United States, commercial paper having a maturity of 90 days or less and denominated in U.S. currency, and any obligation of the United States of America (or any agency or instrumentality thereof) denominated in U.S. currency.

                1.10 "Chapter 11 Case" shall mean the case commenced by the Debtor under the Bankruptcy Code by a voluntary chapter 11 petition filed on the Petition Date.


                1.11 "Claim" shall mean any right to payment from the Debtor, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if the breach gives rise to a right of payment from the Debtor, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.

                1.12 "Class" shall mean a category or group of holders of Claims or Equity Interests as designated pursuant to Article III of this Plan.

                1.13 "Completion Bond Claims" shall mean the Claims of vendors or other parties to contracts with the Debtor under which the Debtor has posted a bond securing the completion of its obligations, as set forth on Exhibit "A" to this Plan.

                1.14 "Confirmation Date" shall mean the date of entry of the Confirmation Order.

                1.15 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming this Plan.

                1.16 "Contested Claim" shall mean a Claim against the Debtor, as to which an Objection to all or any part of the Claim has been interposed.

                1.17 "Contested Claim Amount," with respect to any Contested Claim, shall mean the asserted amount of a Claim that was filed on or before the date designated by the Bankruptcy Court as the last date for filing that category of proof of Claim, which is a Contested Claim, and which has not been Allowed or Disallowed before the Effective Date.

                1.18 "Contested Claim Reserve" shall mean the account maintained by the Reorganized Debtor for the benefit of holders of Contested Claims, containing Cash, New Preferred Stock, or New Common Stock, as appropriate, in amounts necessary to reserve for the distributions allocable to the Contested Claims until they are Allowed or Disallowed.

                1.19 "Convenience Claim" shall mean an Allowed Unsecured Claim (other than Note Claims) of $_____ or less; provided, however, that all Allowed Unsecured Claims of one holder (other than Note Claims held by that holder) shall be aggregated for determining this limit.

                1.20  "Creditor" shall mean the holder of a Claim.

                1.21 "Creditors' Committee" shall mean the Official Unsecured Creditors' Committee, if any, appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time pursuant to order of the Bankruptcy Court or determination of the United States Trustee for the Western District of Texas.

                1.22 "Datapoint" shall mean Datapoint Corporation, a Delaware corporation.


                1.23  "Datapoint  Common   Stock"   shall   mean   the
          2,700,000 shares of the common stock of Datapoint, $0.25 per share, held in trust for the benefit of the Debtor.

                1.24 "Datapoint Option" shall mean the option granted by the Datapoint Option Agreement.

                1.25 "Datapoint Option Agreement" shall mean that certain Option Agreement dated November 9, 1990, between the Debtor and Datapoint.


                1.26 "Debtor" shall mean Intelogic Trace, Inc., a New York corporation.

                1.27 "Debtor in Possession" shall mean the Debtor in its capacity as debtor-in-possession under section 1101(1) of the Bankruptcy Code.

                1.28 "Deficiency Amount" shall mean the amount by which the total amount of a Secured Claim exceeds the value of the collateral securing the Claim as of the date the determination is made.

                1.29 "Disallowed," when used with respect to all or any part of a Claim, shall mean the status of that portion of a Claim that is Contested, upon entry of a Final Order by the Bankruptcy Court upholding the Objection.

                1.30 "Disclosure Statement" shall mean the Disclosure Statement filed under Bankruptcy Code section 1125 in support of this Plan.

                1.31 "Distribution Date" when used with respect to each Claim, shall mean the later of the Effective Date, or the date upon which the Claim becomes an Allowed Claim.


                1.32 "Effective Date" shall mean the later of (a) the first Business Day on which no stay of the Confirmation Order is in effect and that is ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date and (b) the date on which each of the conditions precedent set forth in Article VIII of this Plan have been either satisfied or waived in writing by the holders of a majority in amount of the Note Claims.

                1.33 "Employee Agreement" shall mean an employment contract between the Debtor and any of its employees as of either the Petition Date or the Effective Date.

                1.34 "Exit Financing Provider" shall mean the entity that enters into an agreement with the Debtor to provide a loan facility pursuant to Section 8.2 of this Plan.

                1.35 "Final Order" shall mean an order or judgment of the Bankruptcy Court or any other court or adjudicative body, as to which the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing or certiorari proceeding and with respect to which no appeal, motion for rehearing or certiorari proceeding or stay shall then be pending.

                1.36 "Fidelity" shall mean Fidelity Capital & Income Fund, a Massachusetts business trust.

                1.37 "First Boston" shall mean CS First Boston Asset Management Company.

                1.38 "Fidelity and First Boston Expenses" shall mean the fees or expenses of Fidelity and First Boston (including fees and expenses of professionals rendering services on their behalf) incurred in connection with the negotiation, documentation, implementation, and consummation of the transactions contemplated by this Plan in such amounts as determined and awarded by Final Order of the Bankruptcy Court, to the extent not satisfied by the Debtor as of the Effective Date by a payment not subject to reversal, modification, or avoidance for any reason.


                1.39  "Foothill"    shall   mean    Foothill   Capital
          Corporation, a California corporation.

                1.40  "Indemnification Claims"  shall mean  the Claims

          of the Debtor's present and former directors and officers arising out of the Debtor's Indemnification Obligations.

                1.41 "Indemnification Obligations" shall mean the obligations of the Debtor to indemnify its present and former directors and officers pursuant to any provisions of the Debtor's charter, its by-laws, and/or applicable state law to the extent such obligations are Allowed Claims.

                1.42  "Indemnification   Policies"   shall  mean   the
          insurance policy or policies obtained by the Debtor to cover its Indemnification Obligations.

                1.43 "Indenture" shall mean that certain Indenture dated July 15, 1986, between the Debtor and Manufacturers Hanover Trust Company, as trustee, governing the Debtor's 11.99% Subordinated Debentures due July 15, 1996.

                1.44  "Indenture  Trustee" shall mean  [Chemical Trust
          Company,]  as  successor   to  Manufacturers  Hanover  Trust
          Company, the trustee under the Indenture.

                1.45 "IT Canada" shall mean IT Canada Inc., a Canadian corporation, all of whose 1,000 issued and outstanding shares of common stock, zero par value per share, and 1,785 issued and outstanding shares of preferred stock, zero par value per share, are owned by the Debtor.

                1.46 "Lien" shall mean any lien, charge, encumbrance, or interest in or against property to secure payment of a debt or enforcement of an obligation.

                1.47 "New Preferred Stock" shall mean the shares of 10% Preferred Stock, with a liquidation preference per share equal to $15 plus accrued dividends, to be issued by the Reorganized Debtor on the Effective Date, having the rights, powers, privileges, and preferences more fully set forth in the Restated Charter.

                1.48 "New Common Stock" shall mean the additional shares of common stock, $0.01 par value per share, issued by the Reorganized Debtor on the Effective Date.

                1.49 "Note Claim" shall mean an Unsecured Claim arising out of the Indenture, including any accrued but unpaid interest owing thereunder.

                1.50 "Old Common Stock" shall mean the shares of common stock, $0.01 par value per share, issued by the Debtor and outstanding prior to the Effective Date.

                1.51  "Old  Preferred   Stock"  shall  mean   the  $10
          Redeemable Preferred Stock issued by the Debtor, all of which is owned by Datapoint.


                1.52 "Objection" shall mean an objection to the allowance of a Claim interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.


                1.53 "Option Release Agreement" shall mean the Option Release Agreement between the Debtor and Datapoint in substantially the form attached to this Plan as Exhibit "B", which shall effectuate the provisions of Section 8.1 of this Plan.

                1.54 "Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or unit or political subdivision thereof, or any other entity.

                1.55  "PBGC" shall  mean the Pension  Benefit Guaranty
          Corporation.


                1.56 "PBGC Claim " shall mean the Claim of the PBGC against the Debtor.

                1.57  "Petition Date" shall mean August 5, 1994.


                1.58 "Plan" shall mean this chapter 11 plan for the Debtor, as it may be modified from time to time, and all exhibits and schedules thereto.

                1.59 "Plan Ballot Deadline" shall mean the date fixed by the Bankruptcy Court by which the ballot that accompanies this Plan as validly executed by the holder of an Allowed Claim must be received by the Debtor or its solicitation agent, which date is set forth in the Disclosure Statement.

                1.60 "Plan Documents" shall mean Exhibits "A" through "___" to this Plan, which Exhibits will be filed in the Bankruptcy Court not later than the conclusion of the hearing on confirmation of this Plan, unless specifically provided otherwise in this Plan.


                1.61  "Priority  Non-Tax Claim"  shall  mean  a  Claim
          entitled  to   priority  pursuant   to  section   507(a)(3),
          507(a)(4), or 507(a)(6) of the Bankruptcy Code.

                1.62 "Priority Tax Claim" shall mean a Claim entitled to priority pursuant to section 507(a)(7) of the Bankruptcy Code.

                1.63 "Pro Rata" shall mean the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims in the Class.


                1.64 "Registration Rights Agreement" shall mean the agreement in substantially the form attached to this Plan as Exhibit "C".


                1.65 "Reorganized Debtor" shall mean the Debtor from and after the Effective Date.

                1.66 "Restated Charter" shall mean the amended and restated certificate of incorporation of the Reorganized Debtor in substantially the form attached as Exhibit "D" to this Plan, which shall be in form and substance satisfactory to the holders of a majority in amount of the Note Claim.

                1.67 "Secured Claim" shall mean any Claim secured by a valid, perfected, and enforceable Lien on or against property of a Debtor, but only to the extent of the value of the collateral securing the Claim.

                1.68 "Shareholder Derivative Action" shall mean any action brought by shareholders of the Debtor against the Debtor and its Board of Directors demanding that the Debtor seek damages from its Board of Directors.

                1.69 "Shelf Registration Statement" shall mean a registration statement relating to resales of the New Common Stock and the New Preferred Stock filed by the Debtor with the Securities and Exchange Commission under Rule 415 promulgated under the Securities Act of 1933.

                1.70 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal revenue act.

                1.71 "Tax Return" shall mean any consolidated federal income tax return filed by the Debtor or the Reorganized Debtor.

                1.72 "Transfer Agent" shall mean the person designated by the Debtor to distribute New Preferred Stock and New Common Stock under this Plan and to keep the registry of the holders thereof from and after the Effective Date.

                1.73 "Unsecured Claim" shall mean a Claim, other than an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Secured Claim, or a Convenience Claim, including any Unsecured Claim awarded to the PBGC in settlement or satisfaction of all or any part of the PBGC Claim.

                1.74  "Working  Capital  Facility"   shall  mean   the
          General Loan and Security Agreement  entered into as of June

          20, 1991, between Foothill and the Debtor.

                1.75 Interpretation. Unless otherwise specified, all section, article, and exhibit references in this Plan are to the respective section in, article of, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The exhibits annexed to this Plan and each of the Plan Documents is incorporated into and is a part of this Plan as if fully set forth in this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.



                                   ARTICLE II

                             PROVISIONS FOR PAYMENT
                    OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS


                2.1   Administrative Claims.

                      (a) Except as set forth in subsection (b) below, each Administrative Claim shall be paid in full in Cash on the Effective Date; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to this Plan shall be paid or performed by the Debtor in accordance with the terms and conditions of each agreement relating thereto and consistent with past practice. The Debtor consents to the compensation and reimbursement of the Fidelity and First Boston Expenses and acknowledges that Fidelity and First Boston have made and will continue to make a "substantial contribution" to the Chapter 11 Case as that term is used in section 503(b) of the Bankruptcy Code.

                      (b) Compensation and Reimbursement. All holders of Administrative Claims that are awarded compensation or reimbursement of expenses by the

               Bankruptcy Court under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be paid in Cash in full in such amounts as are allowed by the Bankruptcy Court, (a) upon the later of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court enters an order with respect to any Administrative Claim or (b) upon such other terms as the holder of the Administrative Claim may accept.

                2.2   Priority Tax Claims.


                      (a) Except as set forth in subsection (b) below, each holder of an Allowed Priority Tax Claim shall receive at the option of the Debtor (i) the amount of the holder's Allowed Claim in one Cash payment on the Distribution Date or (ii) the amount of the holder's Allowed Claim, with interest thereon, as the Bankruptcy Code requires, in equal annual Cash payments on each anniversary of the Distribution Date, until the last anniversary of the Distribution Date that precedes the sixth anniversary of the date of assessment of the Allowed Claim.

                      (b) A Priority Tax Claim that is a Contested Claim shall neither receive any distribution on the Effective Date nor be discharged by the confirmation of this Plan, but instead shall be resolved by the Debtor via litigation or other means appropriate to the character of the Priority Tax Claim and satisfied by the Reorganized Debtor upon its resolution.


                                   ARTICLE III


                            CLASSIFICATION OF CLAIMS

                Claims  and  Equity   Interests  in  the   Debtor  are
          classified as follows:

                3.1   Class 1.   Class  1 shall  contain all  Priority
          Non-Tax Claims.

                3.2 Class 2. Class 2 shall contain the claim of Foothill arising out of the Working Capital Facility.


                3.3   Class  3.  Class 3  shall contain all Completion
          Bond Claims.

                3.4   Class 4.  Class  4 shall contain all Convenience
          Claims.


                3.5   Class 5.  Class 5 shall contain the PBGC Claim.


                3.6 Class 6. Class 6 shall contain all Unsecured Claims not specifically classified in other Classes.


                3.7   Class  7.    Class   7  shall  contain  the  Old
          Preferred Stock.

                3.8   Class 8.  Class 8  shall contain the Old  Common
          Stock.


                                   ARTICLE IV

                      IDENTIFICATION OF IMPAIRED CLASSES OF
                           CLAIMS AND EQUITY INTERESTS


                4.1 Unimpaired Classes of Claims. Classes 1 and 3 are not impaired under this Plan.


                4.2 Impaired Classes of Claims and Equity Interests. With the exception of the unimpaired Classes specified in
          Section 4.1 of this Plan, all Classes of Claims and all Equity Interests are impaired under this Plan.


                4.3 Impairment Controversies. If a controversy arises as to whether any Class of Claims or Equity Interests is impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine the controversy.



                                    ARTICLE V

                           PROVISIONS FOR TREATMENT OF
                         CLASSIFIED CLAIMS AND INTERESTS


                5.1 Class 1 - Priority Non-Tax Claims. Each holder of an Allowed Priority Non-Tax Claim shall receive the amount of its Allowed Claim in one Cash payment on the Distribution Date. The Pro Rata share of Cash allocable to holders of Priority Non-Tax Claims that are Contested Claims shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.

                5.2 Class 2 - Working Capital Facility. The Secured Claim of Foothill arising out of the Working Capital Facility shall be satisfied by the Exit Financing Provider, which shall succeed to the interest of Foothill's Secured Claim. The terms and conditions on which the Exit Financing Provider shall satisfy Foothill's Secured Claim shall be negotiated and disclosed to the Bankruptcy Court not later than ten (10) days prior to the date set for hearing of confirmation of this Plan and shall be such as to be satisfactory in form and substance to the holders of a majority in amount of the Note Claims. Any Deficiency Amount arising on account of the Secured Claim of Foothill shall be deemed zero and shall receive no distribution under this Plan as an Unsecured Claim or otherwise, other than as set forth above.

                5.3   Class  3   -  Completion   Bond  Claims.     The
          Completion Bond Claims shall be unimpaired.


                5.4   Class 4 - Convenience Claims.

                      (a) Distributions. On the Distribution Date, each holder of an Allowed Convenience Claim shall receive a payment in Cash equal to ___% of its Allowed Convenience Claim. A payment of Cash equal to the same percentage of each Convenience Claim that is a Contested Claim shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.


                      (b) Time and Manner of Election. Any holder of an Allowed Unsecured Claim other than a Note Claim that desires treatment of its Claim as a Convenience Claim in accordance with Section 6.3 of this Plan shall make the election on the ballot to be provided to holders of Unsecured Claims and return the ballot before the Plan Ballot Deadline. Any election made after the Plan Ballot Deadline shall not be binding unless the Plan Ballot Deadline is expressly waived in writing by the Debtor.

                5.5 Class 5 - PBGC Claim. The PBGC Claim shall be satisfied on terms and conditions agreed to between the Debtor and the PBGC, subject to the limitation set forth in
          Section 8.3 of this Plan.


                5.6 Class 6 - Other Unsecured Claims. As soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter, each holder of an Allowed Unsecured Claim shall receive pursuant to the provisions of Article VII of this Plan its Pro Rata share of the New Preferred Stock and New Common Stock issued under this Plan. The Pro Rata share of New Preferred Stock and New Common Stock allocable to holders of Unsecured Claims that are Contested Claims shall be distributed to the Contested Claim Reserve pursuant to Sections 7.2 and 7.3 of this Plan.

                5.7 Class 7 - Old Preferred Stock. No distributions shall be made on account of the Old Preferred Stock. All of the Old Preferred Stock shall be cancelled as of the Effective Date.

                5.8 Class 8 - Old Common Stock. The existing holders of Old Common Stock shall retain their Old Common Stock under this Plan, subject to the four-for-one reverse stock split provided for in the Restated Charter, and then subject to dilution by the issuance of the New Common Stock under this Plan. All options to purchase Old Common Stock or New Common Stock in the Debtor shall be cancelled as of the Effective Date.



                                   ARTICLE VI

                         ACCEPTANCE OR REJECTION OF PLAN

                            AND ELECTIONS ON BALLOTS


                6.1 Classes Entitled to Vote. Each impaired Class of Claims shall be entitled to vote separately to accept or reject this Plan. Any unimpaired Class of Claims shall not be entitled to vote to accept or reject this Plan.

                6.2 Class Acceptance Requirement. Whether a Class of Claims or Equity Interests has accepted this Plan shall be determined in accordance with section 1126 of the Bankruptcy Code.

                6.3 Unsecured Claim Reduction Election. By voting to accept this Plan, and marking the ballot in the space provided for electing the treatment, the holder of an Allowed Unsecured Claim other than a Note Claim may elect to reduce the amount of the holder's Allowed Claim to $_____________ and receive treatment as an Allowed Convenience Claim having a value of $_____________ on the terms provided in this Plan. Such an election shall constitute a waiver of the amount of the Allowed Unsecured Claim in excess of $____________, and the holder of the Allowed Claim shall be deemed to release the Debtor from any and all liability for the excess amount. The holder of an Allowed Convenience Claim that elects to reduce the amount of its Allowed Claim shall be deemed the holder of an Allowed Convenience Claim for classification, voting, or other purposes under this Plan.

                                   ARTICLE VII


                           MEANS FOR IMPLEMENTATION OF
                             PLAN OF REORGANIZATION


                7.1   Cash  Payments on the  Effective Date.  Payments

          of Cash to holders of Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, and Convenience Claims as set forth in Article V shall be made on the Effective Date.

                7.2 Contested Claim Reserve. As soon as practicable after the Effective Date, but in no event more than twenty
          (20) Business Days thereafter, the Contested Claim Reserve shall be established and funded with an amount of Cash, New Preferred Stock, and New Common Stock allocable to the Pro Rata share of each Contested Claim Amount in relation to the total Claims in any Class.

                7.3   New  Preferred  Stock.    A total  of  1,133,333
          shares of New Preferred Stock shall be issued as soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter; provided, however, that if the aggregate Unsecured Claims other than the Note Claims exceed $5 million, the total number of shares of New Preferred Stock to be issued shall be increased such that the aggregate liquidation preference is increased by 80% of the amount by which the aggregate Unsecured Claims other than Note Claims exceed $5 million; and provided, further, that if holders of the Note Claims elect to serve as the Exit Financing Providers as provided in Section 8.2 of this Plan, additional shares of New Preferred Stock shall be issued to them as provided in that section. The New Preferred Stock shall be delivered to the Transfer Agent for further distribution pro rata to the holders of Unsecured Claims. The New Preferred Stock shall have the rights, powers, privileges, and preferences set forth in the Restated Charter; provided, however, that if any person or group (as those terms are defined in Rule 13d promulgated under the Securities Exchange Act of 1934, as amended) shall become the owner (whether pursuant to a stock purchase, merger, consolidation, other business combination, or otherwise) of a majority of the outstanding common stock of the Debtor after the Petition Date and before the issuance of the New Preferred Stock, then the holders of the New Preferred Stock shall have the right to cause the Reorganized Debtor to redeem the New Preferred Stock in accordance with Section 3(c) of the Restated Charter immediately upon issuance of the New Preferred Stock. The New Preferred Stock shall bear no restrictive legends of any kind.

                7.4 New Common Stock. As soon as practicable after the Effective Date, but in no event more than ten (10) Business Days thereafter, the Debtor shall effectuate a reverse split of Old Common Stock as set forth in the Restated Charter. A number of shares of New Common Stock equal to three (3) times the number of shares of Old Common Stock outstanding after the reverse split shall then be issued pro rata to the holders of Unsecured Claims. The

          New Common Stock shall be of the same class as the Old Common Stock and have the same rights, powers, and privileges pertaining thereto. The New Common Stock shall be delivered to the Transfer Agent for further distribution pro rata to the holders of Unsecured Claims. The Debtor shall use its best efforts to establish and/or maintain the listing of the New Common Stock and the Old Common Stock on the New York Stock Exchange. The New Common Stock shall bear no restrictive legends of any kind.


                7.5   Restated Charter.   On the  Effective Date,  the
          Debtor's corporate charter shall be amended as provided in the Restated Charter.

                7.6   Board of  Directors.  The Board  of Directors of
          the Reorganized Debtor shall be reconstituted on the Effective Date in a manner consistent with the Restated Charter and acceptable to the holders of a majority in amount of the Note Claims.

                7.7 Record Date for Holders of Note Claims. The record date for purposes of distributing New Preferred Stock and New Common Stock to holders of Unsecured Claims under this Plan shall be the close of business on the Effective Date.


                7.8 Cancellation of Note Claims. As of the Distribution Date, the instruments that previously evidenced ownership of the Note Claims and the rights of the holders of the Note Claims shall be canceled and shall be null and void, the holders thereof shall have no further rights thereunder, and the instruments shall evidence no rights except the right to receive the distributions provided herein.

                7.9   Surrender   of  Instruments   Representing  Note
          Claims.


                      (a)   No  holder  of  a   Note  Claim  shall  be
               entitled to distributions from under this Plan, unless and until the holder either


                            (i)  has first surrendered or caused to be
                     surrendered to the Transfer Agent the original instruments evidencing the Note Claim held by it or,


                            (ii) if  the instruments  have  been lost,
                     destroyed, stolen or mutilated, has first executed and delivered to the Transfer Agent an affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Reorganized Debtor and, if requested by the Reorganized Debtor, has first furnished a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtor; provided, however, that no affidavit of loss and indemnity shall be required in respect of Note Claims held by any institutional investor whose stockholders' equity or net assets exceed $100 million.


                      (b) In accordance with section 1143 of the Bankruptcy Code, any holder of a Note Claim that fails to surrender its instruments or deliver an affidavit of loss and indemnity as provided herein within five (5) years from and after the Distribution Date shall be deemed to have forfeited all rights and claims and shall not participate in any distribution on account of the Note Claims hereunder.

                      (c) Upon the expiration of the five (5) year period referenced in subsection (b) above, all Note Claims shall be voided; any New Preferred Stock or New Common Stock then held by the Reorganized Debtor and available for distribution in respect of the Note Claims shall be distributed Pro Rata to the members of the Class 6 other than the holders of Note Claims referenced in subsection (b) above.

                7.10  Distribution  of New  Preferred  Stock  and  New
          Common Stock.


                      (a) New Preferred Stock and New Common Stock shall be distributed to holders of Unsecured Claims other than Note Claims as soon as practicable after the Effective Date, but in no event more than twenty (20) Business Days thereafter.


                      (b) New Preferred Stock and New Common Stock shall be distributed to holders of Note Claims as soon as practicable after the surrender or delivery of the original instruments evidencing the applicable Note claim or an affidavit of loss and indemnity and the furnishing of any bond requested by the Debtor, as provided in Section 7.9 of this Plan.

                      (c) Each holder of New Preferred Stock and New Common Stock shall have recorded in the books of the

               Reorganized Debtor in exchange for its Unsecured Claim or Old Common Stock, as the case may be, the number of New Preferred Stock or New Common Stock to which it is entitled.

                7.11 Means of Cash Payment. Cash payments made pursuant to this Plan shall be in United States funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank.


                7.12  Delivery of Distributions.

                      (a) Distributions and deliveries to holders of Allowed Claims and Equity Interests shall be made at the addresses set forth on the proofs of claim or proofs of interest filed by the holders (or at the last known addresses of the holders if no proof of claim or proof of interest is filed or if the Debtor has been notified of a change of address), or in the case of holders of Allowed Note Claims, shall be made at the addresses contained in the records of the Debtor.

                      (b) If any holder's distribution is returned as undeliverable, no further distributions to the holder shall be made unless and until the Debtor or the Transfer Agent, as the case may be, is notified of the holder's then current address, at which time all missed distributions shall be made to the holder without interest.

                      (c) Amounts in respect of undeliverable distributions made by the Debtor or the Transfer Agent shall be returned to the Debtor or the Transfer Agent, as the case may be, until the distributions are claimed.


                      (d) All claims for undeliverable distributions shall be made on or before the fifth anniversary of the Distribution Date, after which time all unclaimed property shall be treated under section 347(b) of the Bankruptcy Code, and then all Claims against the Debtor or the Reorganized Debtor shall be discharged and forever barred.

                7.13 Distributions from Contested Claim Reserve. All Cash, New Preferred Stock, and New Common Stock held in the Contested Claim Reserve shall be distributed as follows.


                      (a) On the date that all or part of any Contested Claim is Allowed, the Reorganized Debtor shall withdraw from the Contested Claim Reserve an amount of Cash, or a number of shares of New Preferred Stock and New Common Stock, allocable to the portion of the Contested Claim that has been Allowed.

                      (b) On the date that all or part of any Contested Claim is Disallowed, any New Preferred Stock and New Common Stock corresponding to the Disallowed portion shall be cancelled, and any Cash corresponding to the Disallowed portion shall be released from the Contested Claim Reserve and retained by the Reorganized Debtor.

                7.14 Allocation of Distributions. All consideration distributed under the Plan to a holder of an Allowed Note Claim shall be allocated first to the principal balance of the Allowed Note Claim and then, to the extent the consideration exceeds the amount of that principal balance, shall be allocated next to the accrued but unpaid interest that is included in the Allowed Note Claim.

                7.15  Time Bar to Cash Payments.


                      (a) Checks issued by the Reorganized Debtor in respect of Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims, and Convenience Claims shall be null and void if not cashed within ninety days of the date of issuance thereof.


                      (b) Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which the check originally was issued.


                      (c) Any Claim in respect of such a voided check shall be made on or before the later of the fifth anniversary of the Distribution Date or ninety days after the date of issuance of the check, after which time all Claims in respect of void checks shall be discharged and forever barred, and the funds or distributions shall be distributed pro rata to holders of Unsecured Claims unless the Reorganized Debtor elects to deposit them with the clerk of the Bankruptcy Court under section 347 of the Bankruptcy Code because the expense of redistribution is impracticable.

                7.16 Vesting of Assets. As of the Effective Date, all property of the Debtor shall vest in the Reorganized Debtor free and clear of all Claims and Equity Interests, except as specifically provided in this Plan.


                7.17 Effectuating Documents. Prior to the conclusion of the Confirmation Hearing, the Debtor shall file the Plan Documents with the Bankruptcy Court.


                7.18 Avoidance Actions. Avoidance Actions belonging to the Debtor shall vest in the Reorganized Debtor and be retained and litigated thereby as deemed appropriate by the Reorganized Debtor.


                7.19  Allowance  of Note  Claims.   The  entry of  the
          Confirmation Order shall be deemed a finding and determination by this Court that each of the Note Claims is an Allowed Claim that is not subject to any counterclaim, offset, right of recoupment, or other reduction or alteration.

                7.20  Indemnity Insurance.   The Debtor shall use  its
          best efforts to maintain its Indemnification Policies from and after the Effective Date, to the extent available at a reasonable cost, to cover Indemnification Obligations arising on, after, or before the Effective Date. The Debtor's officers and directors shall have no Claims against the Debtor for Indemnification Obligations arising on or before the Effective Date, but instead shall be restricted to their rights to assert claims under the Indemnification Policies; provided, however, that Indemnification Claims arising out of indemnifiable liability in connection with any Shareholder Derivative Action shall constitute an Administrative Claim against the Debtor; provided further, however, that recovery under any such Administrative Claim shall be limited to (a) the proceeds of the Indemnification Policies received by the Debtor and (b) any recovery obtained by the Debtor as a result of any Shareholder Derivative Action.

                                  ARTICLE VIII

                       CONDITIONS TO CONSUMMATION OF PLAN


                8.1 Release of Datapoint Option. It shall be a condition to the consummation of this Plan on the Effective Date that the Option Release Agreement, shall have been approved by the Bankruptcy Court and executed and delivered to the Debtor on or before the Effective Date. If the Option Release Agreement has not been approved by the Bankruptcy Court by the Confirmation Date, entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the Option Release Agreement. Under the Option Release Agreement, on the Effective Date, the Debtor shall transfer 2,400,000 shares of the Datapoint Common Stock to Datapoint, in exchange for which Datapoint shall transfer to the Debtor all of the Old Preferred Stock owned by Datapoint and release all of its rights thereunder. In addition, Datapoint shall release the Datapoint Option and any other rights under the Datapoint Option Agreement, and there shall be no further restrictions on the Debtor's right and power to sell or issue the remaining 300,000 shares of the Datapoint Common Stock to any person.

                8.2 Exit Financing. It shall be a condition to the consummation of this Plan on the Effective Date that the Debtor shall have obtained a firm commitment for a working capital facility from the Exit Financing Provider on terms and conditions satisfactory to the holders of a majority in amount of the Note Claims; provided, however, that if no firm commitment has been obtained from an Exit Financing Provider by the Effective Date, the holders of a majority in amount of the Note Claims shall have the option, but not the obligation, to extend to the Debtor a working capital facility of up to $10 million, on terms and conditions no less favorable to the holders of Note Claims extending the facility than those that were offered by the Debtor to other potential Exit Financing Providers, in addition to which, the holders of Note Claims extending the working capital facility shall be entitled to a loan commitment fee equal to 5% of the principal amount advanced, payable in the form of additional New Preferred Stock.

                8.3 Satisfaction of PBGC Claim. It shall be a condition to the consummation of this Plan on the Effective Date that the Debtor shall have negotiated a settlement of the PBGC Claim on terms and conditions satisfactory to the holders of a majority of the Note Claims.

                8.4   Resales  of New  Preferred Stock and  New Common
          Stock. Entry of the Confirmation Order shall constitute a finding and determination by the Bankruptcy Court that the issuance of the New Preferred Stock and New Common Stock under this Plan is entitled to exemption from the securities laws under Bankruptcy Code section 1145. It shall be a condition to the consummation of this plan that the Debtor shall have executed and delivered the Registration Rights Agreement to the holders a majority in amount of the Note Claims.

                                   ARTICLE IX


                                  TREATMENT OF
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                9.1 Rejected If Not Assumed. This Plan shall be deemed to constitute and incorporate a motion by the Debtor to reject all executory contracts and unexpired leases to which the Debtor is a party or is otherwise bound, except for the contracts and leases that (a) have been assumed or rejected pursuant to an order of the Bankruptcy Court, (b) are specifically treated otherwise in this Plan, or (c) are the subject of a motion to assume that is pending before the Bankruptcy Court on the Confirmation Date. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving the assumptions or rejections as of the Confirmation Date, unless otherwise provided in this Section 9.1.


                9.2 Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease by the Debtor results in damages to the other party or parties to the contracts or leases, a Claim for the damages, if not evidenced by a filed proof of claim as of the Effective Date, shall be forever barred and shall not be enforceable against the Debtor, its successors, or its properties unless a proof of claim is filed with the Bankruptcy Court and served upon the Debtor or the Reorganized Debtor by thirty days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Bankruptcy Court authorizing rejection of the contract or lease.

                9.3 Employee Agreements. Each Employee Agreement shall be rejected, and any claim for damages for the breach or termination under the Employee Agreement shall be treated as an Unsecured Claim subject to any applicable limitations under the Bankruptcy Code, except as follows:

                      (a) The Reorganized Debtor shall assume modified Employee Agreements as of the Effective Date with Mark S. Helwege and Philip D. Freeman in substantially the forms attached to this Plan as Exhibits "E" and "F", which must be in a form and of a substance satisfactory to the holders of a majority in amount of the Note Claims. These modified agreements shall reflect no material modifications other than a revised bonus compensation plan and a revised stock option plan, to provide for release of any claims against the Debtor under this Plan or otherwise. Mr. Helwege and Mr. Freeman shall have no Claim against the Debtor except as specifically set forth in the modified Employee Agreements.

                      (b) The Reorganized Debtor shall assume a modified Employee Agreement as of the Effective Date with Asher B. Edelman in substantially the form attached to this Plan as Exhibit "G" which must be in a form and of a substance satisfactory to the holders of a majority in amount of the Note Claims. This modified agreement shall provide only for a severance benefit payable over 24 months in equal monthly installments of $15,000, for a total of $360,000; and for release of any claims against the Debtor under this Plan or otherwise. Mr. Edelman shall have no Claim against the Debtor except as specifically set forth in the modified Employee Agreement.

                      (c) As a condition to confirmation, prior to the Effective Date, the Employment Agreement with Michael E. Schultz shall be rejected and any claims arising under such Agreement shall be limited to compensation through September 30, 1994. Mr. Schultz shall have no other Claim against the Debtor.


              9.4 Assumption of Specified Contracts. Entry of the Confirmation Order shall constitute authorization of the Bankruptcy Court to the Debtor to assume the Assumed
           Contracts.



                                    ARTICLE X

                      PROCEDURES FOR RESOLVING AND TREATING

                                CONTESTED CLAIMS

                10.1 Objection Deadline. As soon as practicable, but in no event later than ninety (90) days following the Effective Date, the Reorganized Debtor shall file Objections to Claims with the Bankruptcy Court and serve copies of the Objections upon the holders of each of the Claims to which Objections are made. This Section 10.1 shall not limit the Reorganized Debtor's right to object to Claims, if any, filed or amended more than ninety (90) days after the Effective Date.


                10.2  Prosecution  of  Objections.    The  Reorganized
          Debtor shall litigate to judgment, settle, or withdraw Objections to Contested Claims.


                10.3 No Distributions Pending Allowance. Notwithstanding any other provision of this Plan, no payments or distributions shall be made to the holder of a Contested Claim to which an Objection has been interposed unless and until the Contested Claim has been Allowed.


                10.4  Time   for    Filing   Administrative    Claims.
          Administrative Claims against the Debtor must be filed no later than thirty (30) days after the Effective Date.



                                   ARTICLE XI


                        CREDITORS' COMMITTEE AND COUNSEL


                11.1  Dissolution of  the Creditors'  Committee.   The
          Creditors' Committee shall be dissolved as  of the Effective
          Date.


                                   ARTICLE XII


                            MISCELLANEOUS PROVISIONS

                12.1 Compliance with Tax Requirements. In connection with this Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to the withholding and reporting requirements.

                12.2 Compliance with All Applicable Laws. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of the governmental authority relating to its business, the Reorganized Debtor shall comply with the law, rule,
          regulation,  or  order;   provided,  however,  that  nothing
          contained herein shall require such compliance if the legality or applicability of the requirement is being contested in good faith in appropriate proceedings and, if appropriate, for which an adequate reserve has been set aside on the books of the Reorganized Debtor.


                12.3 Setoffs. Except as otherwise provided in this Plan, the Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever the estate may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any Claim that the estate may have against the holder; provided, however, the Reorganized Debtor will not seek to set off any obligation that is not yet due.

                12.4 Maintenance of Causes of Action. From and after the Effective Date, the Reorganized Debtor may litigate any Avoidance Action or any other causes of action, rights to payments, or claims that belong to the estate, that may be pending on the Effective Date or instituted by the Reorganized Debtor after the Effective Date.

                12.5 Request for Cramdown under Section 1129(b) of the Bankruptcy Code. This Plan shall be deemed a request for cramdown under section 1129(b) of the Bankruptcy Code of any other Class or Classes entitled to vote that do not accept this Plan under section 1126 of the Bankruptcy Code.

                                  ARTICLE XIII


                              CONSUMMATION OF PLAN

                13.1 Retention of Jurisdiction. The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Case for the following purposes, except to the extent the Bankruptcy Court elects to retain concurrent jurisdiction or decides to relinquish jurisdiction:

                      (a) To determine any and all required applications for allowances of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

                      (b) To determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine, and if need be to liquidate, any and all claims arising therefrom;

                      (c)   To  determine  any  and all  applications,
               adversary  proceedings,  and   contested  or  litigated
               matters that may be pending on the Effective Date;


                      (d) To consider any modifications of this Plan, remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;


                      (e) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan or any person's obligations under this Plan;


                      (f) To issue such orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code; and


                      (g) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order.

                13.2 Modification of Plan. Modifications of this Plan (including the Plan Documents) may be proposed in writing by the Debtor at any time before confirmation, provided that the Plan, as modified, (a) is in form and substance satisfactory to holders of a majority in amount of the Note Claims, and (b) meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant the modification. A holder of a Claim or Equity Interest that has accepted or rejected this Plan shall be deemed to have accepted or rejected this Plan as unless, within the time fixed by the Bankruptcy Court, the holder changes its previous acceptance or rejection.


          Dated:      San Antonio, Texas
                      August    , 1994


                                        Respectfully submitted,

                                        INTELOGIC TRACE, INC., Debtor




                                        By:_________________________

                                    EXHIBITS



          Exhibit A List of Completion Bond Claims

          Exhibit B Option Release Agreement


          Exhibit C Registration Rights Agreement

          Exhibit D Restated Charter

          Exhibit E Modified Employee Agreement with Mark S. Helwege


          Exhibit F Modified Employee Agreement with Philip D. Freeman

          Exhibit G Modified Employee Agreement with Asher B. Eldelman

                                    EXHIBIT A


                            LIST OF COMPLETION BOND CLAIMS


          Information       to       be      provided       supplementally.

                                    EXHIBIT B


                               OPTION RELEASE AGREEMENT


          Information       to       be      provided       supplementally.





































                                    EXHIBIT C

                            REGISTRATION RIGHTS AGREEMENT


                    This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of _____ __, 1994 among INTELOGIC TRACE,

          INC., a New York corporation (the "Company"), FIDELITY CAPITAL & INCOME FUND, a Massachusetts business trust ("Fidelity"), and CS FIRST BOSTON INVESTMENT MANAGEMENT COMPANY, a _________ corporation ("First Boston"). Fidelity and First Boston will own shares of the Common Stock, $.01 par value per share, of the Company (the "Common Shares") and shares of 10% Preferred Stock, $.01 par value, of the Company (the "Preferred Shares").

                    The parties hereby agree as follows:


                    SECTION I. Securities Subject to this Agreement. The term "Registrable Securities" means the Common Shares and Preferred Shares (including any shares from time to time received from the Company in exchange therefor or as a result of dividends, splits or similar actions with respect to Registrable Securities) to be received by each of Fidelity and First Boston and by any other holder of such Common Shares and Preferred Shares who becomes a signatory to this Agreement as contemplated by Section 8(b) of this Agreement (the "Holders" or a "Holder," or the "Sellers" or a "Seller") as of the effectiveness (the "Effective Date") of the restructuring of the Company's 11.99% Subordinated Debentures that were due July 15, 1996 pursuant to a plan of reorganization under chapter 11 of title 11 of the United States Code, which has been confirmed by Final Order entered on _____ __, 1994 of the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, the court having jurisdiction over the Company's chapter 11 case. For convenience, unless the context otherwise indicates, the various agreements made herein with respect to Fidelity and First Boston shall be deemed to be made on behalf of the respective Holders or Sellers, and references herein to "Signatories" shall include Fidelity, First Boston and any other holder of Registrable Securities as of the Effective Date that becomes a party to this Agreement.

                    SECTION II.  Registration.

                    (a) The Company shall (i) cause to be filed with the Securities and Exchange Commission (the "Commission") on or before _____ __, 1994, [30 days following the Effective Date of the Plan] a shelf Registration Statement on Form S-1 (the "Shelf Registration Statement") covering the Registrable Securities in accordance with Rule 415 under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale of Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by the Sellers and set forth in the Shelf Registration Statement, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission at the earliest possible time, but in no event later than _____ __, 1994, (60 days following the Effective Date of the Plan) and (iii) in connection with the foregoing, file (A) all pre-effective amendments to the Shelf Registration Statement as may be necessary in order to cause such Registration Statement to become effective, and (B) if applicable, a post-effective amendment to the Shelf Registration Statement pursuant to Rule 430A under the Act.

                    (b) The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the Holders for a period of three years or such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to such Registration Statement (in any such case, such period being called the "Shelf Registration Period").

                    (b) In the event that, following the Shelf Registration Period, the Company shall receive from any Holder or Holders of Registrable Securities comprising not less than __% of the issued and outstanding Common Shares or Preferred Shares, a written request that the Company effect the registration of Registrable Securities, the Company will (i) promptly, and in any event within 15 days, give written notice thereof to each other Holder,
          (ii) cause to be filed with the Commission as promptly as possible (and in any event within 60 days after the Company receives such request) a Registration Statement on Form S-1 (or on an alternative form if such alternative form is then authorized for the sale to the public of the Registrable Securities and such form would permit registration of the Registrable Securities for sale by or on behalf of the Holders) (each a "Registration Statement", which term shall include the Shelf Registration Statement) covering the Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of the written notice by the Company pursuant to clause (i), relating to the offer or sale of Registrable Securities by the Holders in accordance with the methods of distribution elected by the Sellers and set forth in the Registration Statement, (iii) use its best efforts to cause such Registration Statement to be declared effective by the Commission at the earliest possible time, and (iv) in connection with the foregoing, file (A) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, and (B) if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Act. The Company shall not be required to effect more than two registrations pursuant to this Section 2(c). The Company may postpone for a reasonable period of time (not to exceed 30 days) the filing of any registration statement otherwise required to be prepared and filed by it pursuant to this Section 2(c) if, at the time it receives a request for registration: the Board of Directors of the Company shall determine in good faith that such offering will interfere materially with a pending or contemplated financing, merger, sale of assets, recapitalization or other similar corporate action of the Company and the Company shall have furnished to the Holders seeking such registration a certificate signed by the President of the Company to that effect, accompanied by a certified copy of the relevant board resolutions.

                    (d) Selection of Counsel. The Holders of the Registrable Securities to be included in each Registration Statement shall select one counsel reasonably acceptable to the Company to represent their interests in connection with such offering. The reasonable expenses of such counsel to the Holders shall be borne by the Company.


                    (e) Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No Holder of Registrable Securities may include any of its Registrable Securities in any Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 10 business days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with the Registration Statement or prospectus or preliminary prospectus included therein. No Holder of Registrable Securities shall be entitled to liquidated damages pursuant to Section 3 hereof unless and until such Holder shall have provided all such reasonably requested information.

                    SECTION 3. Liquidated Damages. If (i) the Shelf Registration Statement is not filed with the Commission on or prior to the date specified for such filing in this Agreement,
          (ii) the Shelf Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in this Agreement, or (iii) the Shelf Registration Statement is filed and declared effective but, during the period the Company is required to maintain its effectiveness, shall thereafter cease to be effective or fail to be usable for its intended purpose (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company agrees to pay liquidated damages to the Holders of Registrable Securities in an amount equal to $5,000 per week, apportioned ratably among such Holders based on the number of Common Shares held by each such Holder, for each week or portion thereof that the Registration Default continues. All accrued liquidated damages shall be paid to the Holders of Registrable Securities by the Company by wire transfer of, or check of, immediately available funds, on the first business day of each month following a Registration Default. Following the cure of all Registration Defaults relating to any particular Registrable Securities, the accrual of liquidated damages with respect to such Registrable Securities will cease.

                    SECTION 4. Registration Procedures. In connection with any Registration Statement to be filed pursuant to Section 2 of this Agreement, the Company will as expeditiously as possible:

                    (a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective (i) in the case of the Shelf Registration Statement, for the Shelf Registration Period, and (ii) in the case of each other Registration Statement, for at least 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement have been sold), and comply with the provisions of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to it with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement during such period;


                    (b) furnish to each Signatory, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, as soon as such documents become available to the Company, and such number of conformed copies thereof and such number of copies of the prospectus (including any preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as such Signatory may reasonably request as soon as such documents become available to the Company in order to facilitate the disposition of the Registrable Securities being sold by each Seller (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by each Seller of such Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);


                    (c) on or prior to the effective date of the Registration Statement, or thereafter if necessary, use its best efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as each Signatory reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable each Seller to consummate the disposition in such jurisdictions of such Registrable Securities owned by such Seller; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, or (ii) subject itself to general taxation in any such jurisdiction;

                    (d) use its best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Sellers to consummate the disposition of such Registrable Securities;


                    (e) notify each Signatory at any time while the Registration Statement is required to be effective under paragraph (a) above of the happening of any event which results in the Prospectus containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable, the Company will prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                    (f) enter into customary agreements and make such representations and warranties to the Sellers of Registrable Securities as in form, substance and scope are customarily made by issuers to selling securityholders and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

                    (g) in connection with any underwritten offering, enter into an underwriting agreement with the underwriter of such offering in the form customary for such underwriter for similar offerings, including such representations and warranties by the Company, provisions regarding the delivery of opinions of counsel for the Company and accountants' letters, provisions regarding indemnification and contribution, and such other terms and conditions as are at the time customarily contained in such underwriter's underwriting agreement for similar offerings (and, at the request of any Holder of Registrable Securities that are to be distributed by such underwriter(s), any or all (as requested by such Holder) of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriter(s) shall also be made to and for the benefit of such Holder);

                    (h) make available for inspection during regular business hours by Fidelity and First Boston and any attorney, accountant or other agent retained by them and their attorneys and agents (collectively, the "Inspectors"), all financial and other records, corporate documents, books and records, questionnaires, agreements, properties of the Company and other information (collectively, the "Records") as shall be reasonably requested to enable them to exercise "due diligence," and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Registration Statement;

                    (i) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, earnings statements which need not be audited, covering a period of twelve months beginning after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Act;


                    (j) notify each Signatory of any stop order or other suspension of effectiveness of the Registration Statement;

                     (k) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

                    (l) use its best efforts to cause the Registrable Securities to be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system on which a listing for Common Shares or Preferred Shares is maintained; and

                    (m) cooperate with the Sellers of Registrable Securities to facilitate the timely preparation and delivery of certificates representing securities to be sold under the Registration Statement (which certificates shall be in DTC-eligible form) and enable such securities to be in such denominations and registered in such names as such Sellers may request.


                    The Company may require each Seller of Registrable Securities as to which any registration is being effected to furnish to the Company information regarding the distribution of such securities and such other information relating to the Seller and its ownership of Registrable Securities as the Company may from time to time reasonably request for inclusion in the Registration Statement

                    Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(e) hereof, such holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(e) hereof and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company), all copies, other than permanent file copies then in such Holder's possession of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.


                    SECTION 5. Registration Expenses. All expenses incident to the Company's performance of or compliance with
          Section 2 of this Agreement including, without limitation, all registration and filing fees, and expenses of compliance with state securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), messenger and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of the Company's officers and employees performing legal or accounting duties), printing costs, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit required by or incident to such performance), liability insurance for claims under the Act and the Exchange Act (it being understood that the Company has no obligation to obtain such insurance), fees and expenses of counsel for the Sellers under Section 2(d) above and the fees and expenses of any special experts retained by the Company in connection with such registration (all such expenses being herein called "Registration Expenses") shall be borne by the Company; provided, however, that in no event shall Registration Expenses include any discounts, commissions or underwriting fees attributable to the sale of the Registrable Securities.

                    SECTION 6.  Indemnification; Contribution.

                     (a) Indemnification by the Company. The Company agrees to indemnify, to the full extent permitted by law, each participating Holder of Registrable Securities, its officers, directors, partners, employees and agents and each person or entity that controls such Holder (within the meaning of the Act), and any investment advisor thereof or agent therefor (collectively, the "Indemnified Holders") against all losses, claims, damages, liabilities and expenses (including reasonable out-of-pocket costs of investigation and reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they are made) not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission made in the Registration Statement or prospectus, or such amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by any of the Holders specifically for use in the preparation thereof. This indemnity is in addition to any liability which the Company may otherwise have. The Company will also indemnify any selling brokers, dealer managers and similar securities industry professionals participating in the distribution and their officers and directors and each person who controls such persons or entities (within the meaning of the Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

                    (b) Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, each such Holder will furnish to the Company, in writing, such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with such Registration Statement or any prospectus included therein and agrees to indemnify, to the extent permitted by law, the Company, its directors, officers, employees and agents and each person or entity that controls the Company (within the meaning of the Act), and any investment advisor thereof or agent therefor against any losses, claims, damages, liabilities and expenses (including reasonable out-of-pocket costs of investigation and reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or prospectus or any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in or should have been contained in any information or affidavit with respect to such Holder so furnished in writing by such Holder expressly for inclusion in such Registration Statement; provided, however, that the obligation of such Holder under this Section 6 shall in no event exceed the proceeds received by such Holder upon the sale of the Registrable Securities in the offering covered by such Registration Statement.


                    (c) Conduct of Indemnification Proceedings. Any person or entity entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person or entity of any written notice of the commencement of any action, suit or proceeding against such person or entity or investigation thereof for which such person or entity will claim indemnification or contribution pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest exists between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one lead counsel with respect to such claim (plus local counsel fees, if required), unless in the reasonable judgment of counsel to such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

                    (d) Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein by reason other than that set forth in the proviso at the end of the first sentence of Section 6(a) hereof, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions or inactions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                    The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.


                    If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 6(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.

                    SECTION 7.   Rule 144A.

                    The Company hereby agrees with each Signatory, for so

          long as any Registrable Securities remain outstanding, to make available to any Signatory or beneficial owner of Registrable Securities in connection with any sale thereof and any prospective purchaser of such Registrable Securities from such Signatory or beneficial owner, the information required by Rule 144(d)(4) under the Act in order to permit resales of such Registrable Securities pursuant to Rule 144A.

                    SECTION 8.  Miscellaneous.

                    a. Remedies. Each party hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

                    b. Additional Signatories. If the Company determines that any persons, other than the original signatories hereto, who are to receive Common Shares or Preferred Shares as of the Effective Date may be deemed to be underwriters within the meaning of the Act with respect to such securities, upon the written consent of Fidelity and First Boston such persons may become additional Signatories to the Agreement and their Shares shall be deemed to be Registrable Securities.


                    c. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers and consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of Holders of a majority of the Registrable Securities.


                    d. Notices. All notices and other communications provided for or permitted hereunder shall be made by telecopy (followed by registered first-class mail or overnight courier delivery of a hard-copy), by overnight courier or by hand-delivery:

          (i) if to the Company, at:

          Turtle Creek Tower I
          P.O. Box 400044
          San Antonio, Texas 78229-8415
          Attention:  Philip Freeman, Esq.
          Telecopy:  (210) 593-2201

          with a copy to:

          Cox & Smith Incorporated
          1120 E. Pecan Street
          Suite 1800
          San Antonio, Texas  78205

          Attention:  James B. Smith, Jr., Esq.
          Telecopy:  (210) 226-8395

          (ii)  if to Fidelity, at:

          82 Devonshire Street
          Boston, Massachusetts 02109
          Attention:  Judy K. Mencher, Esq.
          Telecopy:  (617) 570-7688

          with a copy to:

          Weil, Gotshal & Manges
          767 Fifth Avenue
          New York, New York 10153
          Attention:  Bruce R. Zirinsky, Esq.
          Telecopy:  (212) 310-8007; and


          (iii)  if to First Boston, at:

          Attention:
          Telecopy:


          with a copy to:

          Attention:
          Telecopy:



                    (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including without limitation and without the need for an express assignment, subsequent Holders of the Registrable Securities; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Registrable Securities from such Holder.


                    (f) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


                    (g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                    (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                    (i) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.


                    (j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                    INTELOGIC TRACE, INC.



                    By:
                    Name:
                    Title:


                    FIDELITY CAPITAL & INCOME FUND

                    By:
                    Name:
                    Title:


                    FIRST BOSTON INVESTMENT MANAGEMENT COMPANY

                    By:
                    Name:
                    Title




                                      EXHIBIT D


                                   RESTATED CHARTER

                       CERTIFICATE OF AMENDMENT AND RESTATEMENT
                                          OF

                           THE CERTIFICATE OF INCORPORATION
                                          OF
                                INTELOGIC TRACE, INC.



                    It is hereby certified that:

                    1. The name of the corporation (hereinafter called the "Corporation") is INTELOGIC TRACE, INC. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of New York was June 24, 1985.

                    2.  The Amended and Restated Certificate of
          Incorporation hereby adopted restates, integrates and further amends the Certificate of Incorporation of the Corporation as in effect on the date hereof by striking out Articles FIRST through NINTH thereof and substituting in lieu thereof new Articles FIRST through NINTH which are set forth in the Amended and Restated Certificate of Incorporation below.


                    3. In connection with such amendment, effective upon the filing of this Amended and Restated Certificate of Incorpora-tion with the Secretary of State of the State of New York, (i) each [four (4)] Common Shares, par value $.0l, of the Corporation issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable Common Share, par value $.0l, of the Corporation, [(ii) there shall be transferred from the stated capital account of the Corporation to its earned surplus account $.01 for each share eliminated in respect of such combination,] (iii) fractional share interests created as a result of this combination shall be rounded up to the next whole number of shares by the Corporation, and (iv) the Board of Directors of the Corporation shall be reconstituted by the removal from the Board of Directors, without cause, of all directors of the Corporation in office immediately prior to the filing hereof and the appointment, effective upon the filing hereof, of the following individuals as directors of the Corporation, each to serve until the next annual meeting of the shareholders of the Corporation and the election and qualification of his successor or until his earlier death, resignation, removal or incapacity:

                    [Add names of the new directors]

                    4.  The Amended and Restated Certificate of
          Incorporation of the Corporation certified herein has been duly made, executed and acknowledged in accordance with the provisions of Section 808 of the Business Corporation Law of the State of New York, pursuant to a plan of reorganization under chapter 11 of title 11 of the United States Code, which has been confirmed by Final Order entered _______ __, 1994 of the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, the court having jurisdiction over the Corporation's chapter 11 case, which order is in effect on the date hereof.

                    5.  The Amended and Restated Certificate of
          Incorporation of the Corporation shall become effective upon the filing hereof with the Secretary of State of the State of New York and shall read as follows:



                                AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                                INTELOGIC TRACE, INC.

                    FIRST: The name of the corporation is INTELOGIC TRACE, INC. (hereinafter referred to as the "Corporation").


                    SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the "Business Corporation Law"). The Corporation is not being formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.


                    THIRD: The county within the State of New York in which the office of the Corporation is to be located is the county of New York.

                    FOURTH: The Corporation is authorized to issue _________ common shares, par value $.01 per share ("Common Shares"), and _________ preferred shares, par value $.01 per share, of which [1,333,333] shares shall be designated as "10% Preferred Shares."

                    No nonvoting securities of the Corporation shall be issued; this provision is included in this Amended and Restated Certificate of Incorporation in compliance with section 1123 of the Bankruptcy Code, 11 U.S.C. Sec. 1123, and shall have no force or effect except to the extent, and only for so long as, such section is applicable to the Corporation.


                    The rights, preferences, privileges and restrictions granted to and imposed upon the 10% Preferred Shares are set forth as follows:


                    1. Dividends. So long as any 10% Preferred Shares shall be outstanding, the holders of such 10% Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends in cash, payable quarterly on the first business day of each ______, ______, ______ and ______, commencing on ______ __, 1994, or if such date is not a business day, on the immediately succeeding business day (each a "Dividend Payment Date"), in an amount equal to (i) $___ per share for the Dividend Payment Date on ______ __, 1994 and (ii) for each Dividend Payment Date thereafter, the sum of (A) $.375 per share plus (B) an additional amount calculated at a rate of 10% per annum on the amount of any dividends payable prior to such Dividend Payment Date that remained unpaid during the quarterly period ending on such Dividend Payment Date. Dividends on the 10% Preferred Shares shall accumulate and accrue from the date of issuance thereof and shall accrue from day to day thereafter, whether or not earned or declared.

                    2. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the 10% Preferred Shares then outstanding shall be entitled to be paid an amount equal to the Liquidation Preference (as hereinafter defined) of the 10% Preferred Shares out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Shares or any preferred shares ranking junior to the 10% Preferred Shares as to dividends or upon liquidation, dissolution or winding up of the Corporation. The "Liquidation Preference" of the 10% Preferred Shares shall be $15.00 per share plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date of payment in connection with such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the 10% Preferred Shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of such assets of the Corporation shall be distributed ratably to the holders of the 10% Preferred Shares in proportion to the amounts that each would have been entitled to receive if the Corporation's assets were sufficient to permit distribution to the full extent provided for above.

                    3. Redemptions. (a) Mandatory Redemption. On _______ __, 2004 (the "Mandatory Redemption Date"), the Corporation shall redeem, from funds legally available therefor, all of the then outstanding 10% Preferred Shares at a redemption price per 10% Preferred Share equal to the Liquidation Preference determined in accordance with paragraph 2 of this Article Fourth. In the event the Corporation does not have surplus legally available to redeem all of the then outstanding 10% Preferred Shares, (i) the Corporation shall first redeem the maximum number of 10% Preferred Shares that it may redeem with the surplus legally available therefor pro rata to the holders of the 10% Preferred Shares, based on the number of shares held by each such holder and (ii) the Corporation shall redeem the remainder of the 10% Preferred Shares as soon as it has surplus legally available to do so.

                    (b) Company Optional Redemption. On or after _______ __, 199_, to the extent the Corporation shall have funds legally available therefor, the Corporation may, upon notice as provided in paragraph 3(d), redeem all or any portion of the 10% Preferred Shares then outstanding at the redemption prices per share set forth below:

               If redeemed at any time            Redemption Price

               on or before ______ __, 199_         $

               from ______ __, 199_ to
                    ______ __, ____                 $


               on or after ______ __, ___           $

          plus, in each case, an amount per share equal to all accrued and unpaid dividends to and including the date of redemption.

          If less than all of the 10% Preferred Shares at the time outstanding are to be redeemed, the shares so to be redeemed shall be determined pro rata to the holders of 10% Preferred Shares, based on the number of shares held by each such holder, or in such other manner as the Board of Directors may determine to be fair and proper.


                    (c) 10% Preferred Shareholder Optional Redemption. In the event that (i) the Corporation agrees to sell, assign, transfer or lease all or substantially all of its assets to any person or group (as such terms are defined in Rule 13d under the Securities Exchange Act of 1934, as amended) or (ii) any person or group (as such terms are defined in Rule 13d under the Securities Exchange Act of 1934, as amended), [other than any record owner of not less than __% of the issued and outstanding Common Shares of the Corporation on the date of original issuance of the 10% Preferred Shares], shall become the record owner (whether pursuant to a stock purchase, merger, consolidation, other business combination or otherwise) of a majority of the Common Shares of the Corporation, the Corporation shall provide each holder of the 10% Preferred Shares with written notice, at such holder's address as the same appears on the books of the Corporation or any transfer agent for the 10% Preferred Shares, of the occurrence of such event and the right of such holder to cause the Corporation to redeem the 10% Preferred Shares pursuant to this paragraph 3(c). At the written request of any holder of the 10% Preferred Shares received by the Corporation within 20 business days after delivery of the Corporation's notice pursuant to the preceding sentence, the Corporation shall redeem any or all shares of 10% Preferred Shares owned of record by such holder at the Liquidation Preference upon the later to occur of the consummation of the transaction giving rise to such right of redemption or the surrender of stock certificates as provided in paragraph 3(e).

                    (d) Notice. The Corporation shall, not less than 30 days nor more than 60 days prior to any redemption date pursuant to paragraph 3(a) or (b), mail written notice (the "Redemption Notice"), postage prepaid, to each holder of record of 10% Preferred Shares to be redeemed at such holder's post office address last shown on the records of the Corporation or any transfer agent for the 10% Preferred Shares. The Redemption Notice shall state:

                    (i) the total number of 10% Preferred Shares that the
               Corporation intends to redeem;

                    (ii) the number of 10% Preferred Shares held of record
               by the holder that the Corporation intends to redeem;


                    (iii) the redemption date and the redemption price of
               the 10% Preferred Shares that the Corporation intends to redeem;

                    (iv) the time, place and manner in which the holder is
               to surrender to the Corporation the certificate or certificates representing the 10% Preferred Shares to be redeemed; and

                    (v) that dividends on the 10% Preferred Shares to be
               redeemed will cease to accrue on such redemption date.


                    (e) Each holder of 10% Preferred Shares to be redeemed pursuant to this paragraph 3 shall tender the certificate or certificates representing the shares subject to redemption to the Corporation at its principal executive office or to the transfer agent for the 10% Preferred Shares, if any, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) and accompanied by written notice specifying, if all the shares represented by the certificates so surrendered are not subject to redemption, the number of shares surrendered for redemption, and the name or names of the person or persons to whom such holder wishes payment for the shares to be redeemed to be made and in which the certificate or certificates for any shares not redeemed should be registered and the address to which payment for redeemed shares and such certificate or certificates, if any, should be sent, and such holder shall thereupon be entitled to payment of the redemption price, subject to the provisions of paragraph 7 of this Article Fourth regarding payment of taxes, by check made payable to the order of the person so designated sent by first-class mail, postage prepaid, to the address so designated, as soon as practicable after the redemption date. In case less than all of the shares represented by any such surrendered certificates are to be redeemed, the Corporation shall, subject to the provisions of paragraph 7 of this Article Fourth regarding payment of taxes, issue and deliver in the same manner a new certificate or certificates representing the shares not redeemed in the name or names so requested.

                    (f) Any redemption of 10% Preferred Shares pursuant to paragraph 3(a) or (b) of this Article Fourth shall be effective as of the close of business on the date fixed for redemption by the Board of Directors (which date shall be not less than thirty
          (30) days after the Corporation shall have given notice of redemption). Prior to the effective date of any redemption pursuant to this paragraph 3, holders of 10% Preferred Shares subject to redemption shall be entitled to all powers, rights and preferences attributable to such shares, but after such effective date, if the funds necessary for the redemption shall be available therefor, such shares shall no longer be deemed to be outstanding, and a holder of such shares shall be entitled to no further dividends, powers, preferences or other rights as a shareholder of the Corporation, other than the right to receive payment of the redemption price upon surrender of the certificates representing such shares in accordance with this paragraph 3.

                    (g) No sinking fund shall be created for the redemption or purchase of the 10% Preferred Shares.

                    4. Voting Rights. (a) Limited Voting Rights. The holders of 10% Preferred Shares shall not be entitled to any voting rights except as otherwise provided by law or as set forth in paragraphs (b) and (c) below.


                    (b) Right to Elect Directors. (i) Whenever quarterly dividends payable (whether or not declared) on the 10% Preferred Shares as provided in paragraph 2 are in arrears in an aggregate amount at least equal to four full quarterly dividends (which need not be consecutive) or if the Corporation defaults on its redemption obligations pursuant to paragraph 3(a) or 3(c) hereof, the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by two (the "Additional Directors") and the holders of the 10% Preferred Shares shall have, in addition to the rights set forth in paragraph 4(c), the special right, voting separately as a single class, to elect two directors to fill such newly created directorships at a special meeting called in accordance with paragraph 4(b)(v) or at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided).

                       (ii) At each meeting of shareholders at which the holders of the 10% Preferred Shares shall have the right to vote as a class, as provided in this paragraph 4(b) and in paragraph 4(c), the presence in person or by proxy of the holders of record of a majority of the total number of 10% Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders as a class. At any such meeting or adjournment thereof, (x) the absence of a quorum of holders of the 10% Preferred Shares shall not prevent the election of directors other than those to be elected by the holders of the 10% Preferred Shares and the absence of a quorum of the holders of any other class of shares for the election of such other directors shall not prevent the election of the Additional Directors by the holders of the 10% Preferred Shares, and (y) in the absence of a quorum of the holders of the 10% Preferred Shares, a majority of the holders present in person or by proxy shall have the power to adjourn the meeting from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present. At any such meeting or adjournment thereof, the affirmative vote of a majority of the quorum shall constitute the action of the holders of the 10% Preferred Shares. Any action to be taken by holders of the 10% Preferred Shares may be taken by written consent of the holders of a majority of the then outstanding 10% Preferred Shares.


                      (iii) Subject to the termination of voting rights as set forth in paragraph 4(vi) below, each Additional Director shall hold office for one year and until his successor, if any, is elected by the holders of the 10% Preferred Shares and qualified, or until his earlier death, resignation, removal or incapacity.

                       (iv) An Additional Director may be removed with or without cause only by the holders of the 10% Preferred Shares.
          If an Additional Director shall resign, die or be removed, such vacancy may be filled for the unexpired portion of the term by vote of the remaining Additional Director theretofore elected by such shareholders, or such director's successors in office, or by the vote of such shareholders given at a special meeting of such shareholders called for that purpose.


                        (v) Whenever the voting rights set forth in this paragraph 4(b) have vested, the Secretary of the Corporation may, and upon the written request of any holder of the 10% Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the 10% Preferred Shares to elect the Additional Directors, such call to be made by notice similar to that provided in the By-laws of the Corporation for a special meeting of the shareholders or as then required by applicable law. If any such special meeting required to be called as provided above shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of the 10% Preferred Shares may call such meeting upon the notice provided above, and for that purpose shall have access to the 10% Preferred Share Register. Notwithstanding anything herein contained, the Corporation shall not be required to call a special meeting for any date less than 30 days prior to a date previously fixed for any annual or special meeting or prior to the date fixed by the By-laws of the Corporation for the annual meeting, provided that in case the Corporation shall not be required to call a special meeting, the holders of the 10% Preferred Shares may elect the Additional Directors referred to in this paragraph 4(b) at such special or annual meeting on the date previously fixed.

                       (vi) Whenever all dividends accrued and unpaid on the 10% Preferred Shares shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and set apart for payment and if the Corporation is not then in default of its mandatory redemption obligation under paragraph 3(a), the special right of the holders of the 10% Preferred Shares to elect directors as provided in this paragraph 4(b) shall terminate, the term of office of the Additional Directors shall forthwith, and without further action on the part of the Corporation, expire and the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of Additional Directors, but subject always to the same provisions for the re-vesting of such special right of the holders of the 10% Preferred Shares to elect directors as hereinabove provided.

                    (c) Certain Actions. (i) So long as any 10% Preferred Shares are outstanding, the Corporation shall not declare or pay any dividends on, or any other distribution of any kind in respect of, the Corporation's Common Shares or any preferred shares ranking junior to the 10% Preferred Shares as to dividends or upon liquidation, dissolution or winding up of the Corporation, or make, directly or indirectly, any payment on account of the purchase, redemption or other acquisition of the Common Shares or such preferred shares ranking junior to the 10% Preferred Shares, unless concurrently with or prior to such payment all 10% Preferred Shares then outstanding shall have been redeemed in accordance with paragraph 3 of this Article Fourth; provided, however, that this restriction shall not apply to the repurchase of Common Shares or preferred shares from employees of the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment by or service to the Corporation or any of its subsidiaries].

                    (ii) So long as any 10% Preferred Shares are outstanding, the Corporation shall not, without approval by vote or written consent of the holders of the outstanding 10% Preferred Shares in accordance with paragraph 4(b)(ii), voting as a class, in person or by proxy, at a special or annual meeting of shareholders called for that purpose, effect or validate (1) the creation or authorization of any additional class or series of shares ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up); or any increase in the authorized number of 10% Preferred Shares or of any other class or series of preferred shares ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up); or the creation or authorization of any obligation or security convertible into preferred shares of any class or series ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up), whether any such creation or authorization or increase shall be by means of amendment of the Certificate of Incorporation of the Corporation, merger, consolidation or otherwise; (2) the issuance of 10% Preferred Shares other than the initial issuance of [1,333,333] such shares upon the filing of this Amended and Restated Certificate of Incorporation; or (3) the amendment, alteration or repeal of any provision of this Amended and Restated Certificate of Incorporation in any manner which would materially alter the relative rights and preferences of the 10% Preferred Shares so as to adversely affect the holders thereof.

                    (iii) So long as any 10% Preferred Shares remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without approval by vote or written consent of the holders of the outstanding 10% Preferred Shares in accordance with paragraph 4(b)(ii), voting as a class, in person or by proxy, at a special or annual meeting of shareholders called for that purpose:

                    (w) redeem, purchase or otherwise acquire for
               value, any 10% Preferred Share except by redemption in accordance with paragraph 3 hereof;

                    (x) institute proceedings to be adjudicated bankrupt or
               insolvent, or consent to the institution of bankruptcy or

               insolvency proceedings against it, or consent to, or file a petition seeking, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or


                    (y)  enter into any agreement, contract or
               understanding or otherwise incur any obligation which by its terms would violate, be in conflict with, or restrict the rights of the holders of 10% Preferred Shares hereunder or the Corporation's performance of the terms of this Amended and Restated Certificate of Incorporation.

                    5. No Reissuance of 10% Preferred Shares. No 10% Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                    6. Waivers. With the written consent of the holders of 10% Preferred Shares that would otherwise be required to amend a particular provision of this Article Fourth, the obligations of the Corporation and the rights of the holders of the 10% Preferred Shares under such provision of this Article Fourth may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, the Corporation shall promptly give written notice thereof to the holders of 10% Preferred Shares who have not previously consented thereto in writing.


                    7. Miscellaneous. (a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of 10% Preferred Shares. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of 10% Preferred Shares or other securities in a name other than that in which the 10% Preferred Shares with respect to which such shares are issued were registered, or any payment to any person other than the registered holder thereof, and shall not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.


                    (b) In the event a holder of 10% Preferred Shares shall not by written notice designate the name in which payment upon redemption of 10% Preferred Shares should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such 10% Preferred Shares as shown on the records of the Corporation or any transfer agent for the 10% Preferred Shares and to send the certificate or certificates representing such shares, or such payment, to the address of such holder on the records of the Corporation or any transfer agent for the 10% Preferred Shares.


                    (c) In respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the affairs of the Corporation, the 10% Preferred Shares shall rank senior to each and every other class or series of common shares and preferred shares of the Corporation now or hereafter existing which by its terms ranks junior to the 10% Preferred Shares (it being understood that consent to the creation of a series or class of stock ranking senior to the 10% Preferred Shares must be obtained pursuant to Section 4 of this Article Fourth).


                    (d) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the 10% Preferred Shares. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of 10% Preferred Shares.

                    (e) The Corporation shall maintain at its principal executive offices and at the office of the transfer agent, if any, for the 10% Preferred Shares a copy of this Amended and Restated Certificate of Incorporation, which shall be available for inspection during ordinary business hours by any holder of 10% Preferred Shares, and any such holder may copy or take extracts therefrom, or obtain, without charge, a copy thereof upon written request to the Corporation, attention: Secretary.


                    (f) Except as may otherwise be required by the Business Corporation Law, the holders of 10% Preferred Shares shall not have any powers, preferences and relative, participating, optional or other special rights other than those specifically set forth in this Amended and Restated Certificate of Incorporation of the Corporation.

                    (g) If any provision of this Article Fourth is determined to be invalid, unlawful or unenforceable by reason of any rule of law or public policy, all provisions set forth herein which can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect, and no provision hereof shall be deemed dependent upon any other provision hereof, unless so expressed herein.


                    FIFTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                    SIXTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon such Secretary of State is ______________.


                    SEVENTH: A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication adverse to such director that establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated
          Section 719 of the Business Corporation Law. Neither the amendment nor the repeal of this Article shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall neither eliminate nor limit the liability of a director for any act or omission occurring prior to the adoption of this Article.

                    EIGHTH: The Corporation shall indemnify, to the full extent permitted by the Business Corporation Law, as amended from time to time, all directors and officers of the Corporation whom it is permitted to indemnify pursuant thereto.

                    NINTH: Subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon. Except as may otherwise be specifically provided in this Amended and Restated Certificate of Incorporation, no provision of this Amended and Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel.

                    IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by ______, its _______, and attested to by Philip D. Freeman, its Vice President, General Counsel and Secretary, as of the ____ day of _________, 1994.

                      INTELOGIC TRACE, INC.




                      By:
                      Name:
                      Title:




          ATTEST:





          Name:

          Title:

















                                    EXHIBIT E


                             MODIFIED EMPLOYEE AGREEMENT
                                         WITH
                                   MARK S. HELWEGE



          Information       to       be      provided       supplementally.

                                    EXHIBIT F


                             MODIFIED EMPLOYEE AGREEMENT
                                         WITH
                                  PHILIP D. FREEMAN



          Information       to       be       provided      supplementally.

                                    EXHIBIT G


                             MODIFIED EMPLOYEE AGREEMENT
                                         WITH
                                   ASHER B. EDELMAN



          Information       to       be       provided      supplementally.